As filed with the Securities and Exchange Commission on May 14, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Invivyd, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	85-1403134
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

209 Church Street

New Haven, CT 06510

(Address of principal executive offices) (Zip code)

2021 Equity Incentive Plan

2021 Employee Stock Purchase Plan

2026 Inducement Plan

(Full titles of the plans)

William Duke, Jr.

Chief Financial Officer

Invivyd, Inc.

209 Church Street

New Haven, CT 06510

(Name and address of agent for service)

(781) 819-0080

(Telephone number, including area code, of agent for service)

Copies to:

Jill Andersen

Chief Legal Officer and Corporate Secretary

Invivyd, Inc.

209 Church Street

New Haven, CT 06510

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Invivyd, Inc. (the “Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register (i) 14,099,351 additional shares of its common stock, par value $0.0001 per share (“Common Stock”), issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 EIP”), pursuant to the provisions of the 2021 EIP providing for an automatic increase in the number of shares of Common Stock reserved and available for issuance under the 2021 EIP on January 1, 2026; (ii) 2,685,546 additional shares of Common Stock issuable under the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”), pursuant to the provisions of the 2021 ESPP providing for an automatic increase in the number of shares of Common Stock reserved and available for issuance under the 2021 ESPP on January 1, 2026; (iii) 5,993,250 shares of Common Stock issuable under the Registrant’s 2026 Inducement Plan (the “2026 Inducement Plan”) for new hire awards to certain individuals who satisfy the standards for inducement grants under Nasdaq Listing Rule 5635(c)(4) and the related guidance thereunder; and (iv) 2,006,750 shares of Common Stock issuable upon the exercise of outstanding options previously granted pursuant to the 2026 Inducement Plan.

The Registrant previously registered shares of Common Stock for issuance under the 2021 EIP and 2021 ESPP under (i) the Registration Statement on Form S-8 filed with the Commission by the Registrant on August 23, 2021 (File No. 333-259008), (ii) the Registration Statement on Form S-8 filed with the Commission by the Registrant on May 13, 2022 (File No. 333-264920), and (iii) the Registration Statement on Form S-8 filed with the Commission by the Registrant on May 9, 2024 (File No. 333-279268) (the “Prior Registration Statements”). Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference the contents of the Prior Registration Statements, in each case, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Commission, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2021 EIP, the 2021 ESPP and the 2026 Inducement Plan, as applicable, as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 5, 2026 (File No. 001-40703) (the “Form 10-K”);

(b) The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 6, 2026, that are incorporated by reference into Part III of the Form 10-K;

(c) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the Commission on May 14, 2026;

(d) The Registrant’s Current Reports on Form 8-K (File No. 001-40703) filed with the Commission on January 8, 2026, March 5, 2026, April 9, 2026 and May 14, 2026 to the extent the information in and exhibits to such reports are filed and not furnished; and

(e) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on August 3, 2021 (File No. 001-40703) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the description therein has been updated and superseded by the description of the

Registrant’s Common Stock contained in Exhibit 4.2 to the Form 10-K, including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) generally permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for (i), with respect to directors and officers, any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii), with respect to directors and officers, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii), with respect to directors, payments of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the DGCL; (iv), with respect to directors and officers, any transaction from which the director or officer derived an improper personal benefit; or (v), with respect to officers, any action by or in the right of the corporation.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which such person was or is a party or threatened to be made a party by reason of such position, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the DGCL, the Registrant’s amended and restated certificate of incorporation, as amended, and amended and restated bylaws, as amended, provide that: (i) it is required to indemnify its directors to the fullest extent permitted by the DGCL; (ii) it may, in its discretion, indemnify its officers, employees and agents as set forth in the DGCL; (iii) it is required, upon satisfaction of certain conditions, to advance all expenses incurred by its directors in connection with certain legal proceedings; (iv) the rights conferred in the bylaws are not exclusive; and (v) it is authorized to enter into indemnification agreements with its directors, officers, employees and agents.

The Registrant has entered into indemnification agreements with each of its directors and executive officers which require it to indemnify them against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the Registrant’s best interests. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Registrant maintains a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Registrant for those losses for which it has lawfully indemnified the directors and officers. The policy contains various exclusions.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit No.	Description
4.1

Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-40703), filed with the Securities and Exchange Commission on August 10, 2021).

4.2

Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-40703), filed with the Securities and Exchange Commission on September 13, 2022).

4.3

Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-40703), filed with the Securities and Exchange Commission on May 25, 2023).

4.4

Delaware Certificate of Change of Registered Agent (incorporated by reference to Exhibit 3.3 of the Company’s Registration Statement on Form S-3 (File No. 333-267643), filed with the Securities and Exchange Commission on September 28, 2022).

4.5

Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K (File No. 001-40703), filed with the Securities and Exchange Commission on September 13, 2022).

4.6

Amendment No. 1 to the Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K (File No. 001-40703), filed with the Securities and Exchange Commission on May 25, 2023).

4.7

2021 Equity Incentive Plan and Forms of Stock Option Grant Notice, Stock Option Agreement, Exercise Notice, RSU Award Grant Notice and RSU Award Agreement (incorporated by reference to Exhibit 10.2 of the Registrant’s Annual Report on Form 10-K (file No. 001-40703), filed with the Securities and Exchange Commission on March 5, 2026).

4.8

2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.6 of the Registrant’s Quarterly Report on Form 10-Q (File No. 001-40703), filed with the Securities and Exchange Commission on November 10, 2022).

4.9

2026 Inducement Plan and Forms of Stock Option Grant Notice, Stock Option Agreement, Exercise Notice, RSU Award Grant Notice and RSU Award Agreement (incorporated by reference to Exhibit 10.4 of the Registrant’s Annual Report on Form 10-K (File No. 001-40703), filed with the Securities and Exchange Commission on March 5, 2026).

5.1*	Opinion of Hogan Lovells US LLP.
23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page of Registration Statement).
107*	Filing Fee Table.

* Filed herewith

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on this 14th day of May, 2026.

INVIVYD, INC.

By:	/s/ William Duke, Jr.
Name: William Duke, Jr.
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William Duke, Jr. and Jill Andersen, and each of them, as his or her true and lawful agents, proxies and attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William Duke, Jr. William Duke, Jr.	Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	May 14, 2026

/s/ Marc Elia Marc Elia	Chairman of the Board of Directors	May 14, 2026

/s/ Tamsin Berry Tamsin Berry	Director	May 14, 2026

/s/ Paul B. Bolno, M.D. Paul B. Bolno, M.D.	Director	May 14, 2026

/s/ Terrance McGuire	Director	May 14, 2026
Terrance McGuire

/s/ Kevin F. McLaughlin	Director	May 14, 2026
Kevin F. McLaughlin

/s/ Ajay Royan	Director	May 14, 2026
Ajay Royan